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                                                                 Exhibit 10.6


                             LOSS POOLING AGREEMENT

                                     BETWEEN

                      FARM BUREAU MUTUAL INSURANCE COMPANY

                                       AND

                     WESTERN AGRICULTURAL INSURANCE COMPANY

                            EFFECTIVE JANUARY 1, 1996

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 This AGREEMENT is made by and between FARM BUREAU MUTUAL INSURANCE COMPANY
(Farm Bureau) and WESTERN AGRICULTURAL INSURANCE COMPANY (Western Ag)
(collectively "the Companies") this              day of January, 1996.
                                    ------------
 WHEREAS, Farm Bureau is a mutual insurance company with its principal place of business in West Des Moines, Iowa, and is engaged in the business of property and casualty insurance in the states of Iowa and Minnesota; and

 WHEREAS, Western Ag is a stock insurance company with its principal place of business in Phoenix, Arizona, and is engaged in the business of property and casualty insurance in the state of Arizona; and

 WHEREAS, the Companies are Farm Bureau affiliated companies authorized to sell property and casualty insurance in their respective states; and

 WHEREAS, the Companies have entered into reinsurance agreements with other Farm Bureau affiliated property and casualty companies with whom they each share common management, and with other non-affiliated companies; and

 WHEREAS, the Companies wish to enter into a reinsurance agreement which will allow them to spread, geographically, the risks insured and reinsured by each;

 WHEREAS, the Companies therefore agree to cede and assume business to each and from each other subject to the terms and conditions as set forth in the balance of the agreement.

 NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed as follows:

ARTICLE I - DEFINITIONS

A.   PREMIUMS:

 1. The term Premiums, as used in this agreement shall mean the sum of the following:

     a. Direct written premiums of the Companies on all policies, except those risks and kinds of insurance specifically excluded pursuant to
          Article XI.

     b. Except for amounts excluded pursuant to paragraph 2, immediately below, all written premiums on reinsurance assumed, less written premiums ceded.

     c. Unearned premiums of each of the Companies on those risks and kinds of insurance subject to this agreement at the beginning of each month less the amount of unearned premiums as of the end of that same month.


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 2.  The following sums shall not be included in the calculation of Premiums, as that term is used in this Agreement:

     a. Premiums ceded by Farm Bureau pursuant to a certain Pooling Agreement between Farm Bureau, South Dakota Farm Bureau Mutual Insurance Company and Utah Farm Bureau Insurance Company dated 1-1-90.

     b. Premiums ceded by Western Ag pursuant to a certain Reinsurance Contract issued to Western Farm Bureau Mutual Insurance Company by Western Ag dated January 1, 1989.

     c. Premiums ceded by Farm Bureau or Western Ag pursuant to a certain agreement entitled Standard Automobile Reinsurance Pool Contracts, to which the Companies are parties, which agreement is dated 1-1-93.

B.   LOSSES:

 1. The term Losses, as used in this agreement shall mean the sum of the following:

     a. Amounts the Companies pay or advance or become liable to pay pursuant to insurance or reinsurance contracts as the result of losses incurred on or after 12:01 a.m., on 1-1-96, in settlement of claims and suits and in satisfaction of judgments.

     b. Interest accrued prior to judgment on any amount paid pursuant to the preceding paragraph.

     c. "Direct Allocated Expenses of Litigation and Adjustment" as that term is defined in the NAICs Accounting Practices and Procedures Manual for Property and Casualty Insurance Companies.

 2. In calculating Losses, however, the sum of the following shall be subtracted from the amounts calculated pursuant to paragraph 1 of this definition:

     a. Amounts paid to, or expected to be paid to the Companies as the result of salvage, subrogation, reinsurance recoveries other than for the Agreements identified in paragraphs A(2)(a), (b) and (c) of this
          Article I, or any other similar recoveries.

     b. Amounts the Companies pay or advance or become liable to pay, including interest accrued prior to judgment, on insurance policies issued by the Companies, which result from losses on risks or the kinds of insurance which are excluded from this agreement pursuant to
          Article XI.

C.   COMBINED PREMIUMS:
     The term Combined Premiums, when used in this agreement shall mean the year-to-date sum of the Premiums of the Companies as of the end of any given month.

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D.   COMBINED LOSSES:
     The term Combined Losses, when used in this agreement shall mean the year-to-date sum of the Losses of the Companies as of the end of any given month.

E.   PROPORTIONATE SHARE:
     The term Proportionate Share, when used in this agreement shall mean the percentage which results from dividing the calendar year-to-date Premiums of each of the Companies' as of the end of any given month by the Combined Premiums as of the end of that same month. The Proportionate Share will be determined and set on a calendar year basis with the Proportionate Share for each year established at the end of each year of the Agreement. All claims incurred during the calendar year will be settled accordingly.

F.   RETAINED LOSSES:
     The term Retained Losses, when used in this agreement shall mean the number resulting from multiplying the Proportionate Share of each of the Companies times the Combined Losses.

ARTICLE II - EFFECTIVE DATE AND TERM

This agreement shall be effective beginning January 1, 1996. The agreement is a continuing one and is unlimited as to duration, but may be terminated upon mutual consent of the parties at any time, or by 90 day prior written notice by either party. In the event of termination, all liabilities reinsured hereunder shall continue to the same extent and in the same manner as if the agreement had not been terminated, except as provided in Article XIII.

ARTICLE III - PAYMENT OBLIGATIONS

At the conclusion of each month, the Retained Losses and Combined Losses of the Companies shall be calculated for the immediately completed month. If one of the Companies' Retained Losses exceeds its Losses for that month, it shall pay an amount equal to the difference between its Retained Losses and its Losses to the other Company. Payment shall be made pursuant to Article IV.

ARTICLE IV - REPORTS AND SETTLEMENTS

Each of the Companies shall provide to the other all necessary data regarding Premium and Losses in sufficient detail to allow for completion of the annual statement. Data provided pursuant to this Article IV shall include the following:

 a.  Monthly report:     Western Ag shall provide a monthly report which shall
 be received by Farm Bureau by the tenth day of the month following the month for which the report is given (except the monthly report for December of each year, which shall be due on the following January 20), providing the following data regarding its Premiums and Losses:

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       1)   Written premium
       2)   Unearned premium reserve
       3)   Net case losses
            a)  Paid
            b)  Reserved
       4)   Net IBNR loss reserves.
       5)   Allocated loss adjustment expenses
            a) Paid
            b) Reserved

 Farm Bureau shall provide a monthly report which shall be received by Western Ag by the fifteenth (15th) day of the month following the month for which the report is given (except the monthly report for December of each year, which shall be due on January 30), providing the following data regarding the Companies' Premiums and Losses:

       1)   Written premium
       2)   Unearned premium reserve
       3)   Net case losses
            a)  Paid
            b)  Reserved
       4)   Net IBNR loss reserves
       5)   Allocated loss adjustment expense information
            a) Paid
            b) Reserved

     b.   MonthlyAccount and Settlement

       1) Within thirty (30) days after the close of each month, Farm Bureau shall render a monthly account based on the monthly reports for that month, setting off paid losses, net of any recoveries, due to or from Western Ag.

       2) Farm Bureau's remittance for any balance payable to Western Ag or Western Ag's remittance for any balance payable to Farm Bureau shall be made within 30 days of the rendering of the monthly account.

     c.   Additional Reports

     In addition to the Monthly Report, the Companies shall furnish to each other such additional information in such form as may be reasonably required for the completion of quarterly and annual statements, internal records and reports to each of their own respective insurers. Such additional information shall be provided within 30 days after the close of each Calendar Quarter.

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ARTICLE V - OFFSET

The obligations of the Companies under this Agreement may be offset by reciprocal obligations so that the net amount only shall be required to be transferred, except no offset shall be valid under circumstances prohibited by
Section 7427, New York Insurance Laws. An accounting on all transactions shall be rendered monthly, and the settling of balances shall be made no later than 60 days subsequent to the close of each quarter..

ARTICLE VI - CONDITIONS OF REINSURANCE

The conditions of reinsurance hereunder shall in all cases be identical with the conditions of the original insurance or as changed during the term of insurance.

ARTICLE VII - INSOLVENCY

Each of the Companies hereto, as the assuming insurer, hereby agrees that all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the assuming insurer on the basis of the liability of the ceding insurer under the policy or contract reinsured without diminution because of the insolvency of the ceding insurer; provided that such reinsurance shall be payable directly to the ceding insurer or to its liquidator, receiver or other statutory successor, except as provided by Section 4118 of New York Insurance Law or except (a) where the contract specifically provides another payee for such reinsurance in the event of the insolvency of the ceding insurer and (b) where the assuming insurer, with consent of the direct insured or insureds, has assumed such policy obligations of the ceding insurer as direct obligations of the assuming insurer to the payees under such policies and in substitution for the obligations of the ceding insurer to such payee; and further provided that the liquidator, receiver or statutory successor of the ceding insurer shall give written notice of the pendency of any claim against the insolvent ceding insurer on the policy or contract reinsured within a reasonable time after such claim; and the assuming insurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the ceding insurer or its liquidator, receiver or statutory successor, the expense thus incurred by the assuming insurer to be chargeable, subject to court approval, against the insolvent ceding insurer as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the ceding insurer solely as a result of the defense undertaken by the assuming insurer.

ARTICLE IX - ACCESS TO RECORDS

Each of the Companies shall allow the other party to inspect, at reasonable times, its records relevant to the business reinsured under this Agreement, including files concerning claims, losses or legal proceedings which involve or are likely to involve the other party.



ARTICLE X - ARBITRATION

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As a condition precedent to any right of action hereunder, any dispute arising out of this Agreement shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire, meeting in West Des Moines, Iowa, unless otherwise agreed by the parties. The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies. Each party shall appoint its arbitrator and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nomination, each of them shall name three of whom the other shall decline two and the decision shall be made by drawing lots. The claimant shall submit its initial brief within 20 days from appointment of the umpire. The respondent shall submit its brief within 20 days after receipt of the claimant's brief and the claimant may submit a reply brief within 10 days after receipt of the respondent's brief. The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence, but in which cross examination and rebuttal shall be allowed. The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties in the proceedings. Judgment may be entered upon the award of the board in any court having jurisdiction thereof. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board.

ARTICLE XI - EXCLUSIONS

The risks and kinds of insurance excluded from coverage under this agreement are those exclusions listed in the 1-1-95 version of American Agricultural Insurance Company's Basic Provision Section of the Property and Casualty Reinsurance Treaties as amended, copies of which are attached as Exhibits A and B, and incorporated herein by reference. These exclusions do not apply to the business assumed by the Companies which is described in Article I, section A(1)(c).

ARTICLE XII - PRIOR REINSURANCE AGREEMENTS

Except for agreement described in Article I, section A(2)(c), above, dated January 1, 1988, to which the Companies are parties, upon the execution of this agreement, the parties hereto simultaneously terminate any and all reinsurance agreements by and between them heretofore existing, upon the understanding that this
Agreement shall supersede and exist in substitution for any such prior agreements.

ARTICLE XIII - COMMUTATION OF LOSS

Either party hereto may request commutation of the ceded reserves for outstanding losses as of any date during the term of this contract. In the event the other party agrees to commutation, and upon payment by the parties of mutually agreed upon amounts representing the commuted value of the ceded reserves for outstanding losses, the parties shall be relieved of any further liability hereunder

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with respect to losses occurring prior to the date of commutation. In the event of any irreconcilable differences of opinion as to the commuted value of the ceded reserves for outstanding losses, the party requesting commutation may request arbitration and the matter shall be resolved in accordance with the provisions of Article X.



WESTERN AGRICULTURAL INSURANCE COMPANY


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FARM BUREAU MUTUAL INSURANCE COMPANY


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